Exhibit 99.1

PRESS RELEASE

$US

Resolute Enters Into New Credit Facilities

MONTRÉAL, CANADA, September 7, 2016 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today announced that it has entered into a new senior secured credit agreement with an aggregate lender commitment of up to $185 million. The agreement is comprised of a $46.25 million nine-year term loan and a $138.75 million six-year revolving credit facility.

“We took advantage of favorable market conditions to increase our already solid liquidity levels by 50 percent to about $535 million. These new facilities provide us flexible terms and conditions, long maturities, and no repayment penalties,” said Jo-Ann Longworth, senior vice president and chief financial officer. “They also represent an excellent opportunity to secure additional liquidity at very competitive rates and will further enhance our flexibility in the execution of our growth and diversification strategy.”

The company’s immediate intentions are to use proceeds of the new credit facilities to repay most of the current balance on its existing ABL revolving credit facility. Both the existing and the new revolving credit facilities will then be used, as required, for general corporate purposes, notably to complete the funding requirements related to the company’s tissue project at its Calhoun (Tennessee) mill.

The new credit agreement contains customary covenants, representations, and warranties and events of default for credit agreements of this type. Resolute’s obligations under the facilities are guaranteed by certain material U.S. subsidiaries and are secured by first priority liens on assets located at the Calhoun mill. The credit agreement also provides for an uncommitted ability to increase the facilities by up to $175 million, subject to certain terms and conditions.

The new financing was arranged and syndicated by American AgCredit. Troutman Sanders LLP represented Resolute, assisted by Bass Berry & Sims.

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: liquidity, use proceeds of the new credit facilities and the execution of our growth and diversification strategy. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release include, but are not limited to, the impact of: developments in alternative media, which are expected to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; currency fluctuations; global economic conditions; intense competition in the forest products industry; negative publicity, even if unjustified; the highly cyclical nature of the forest products industry; contributions to our Canadian pension plans at levels higher than expected; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate our businesses and the businesses of Atlas Paper Holdings, Inc. and its subsidiaries or that such integration may be more difficult, time-consuming or costly than expected or that expected benefits from the acquisition may not be fully realized or realized within the expected time frame; future acquisitions, divestitures or other strategic transactions or projects we may pursue; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; future regulation of our Canadian softwood lumber exports to the United States; countervailing duties, cash deposit requirements or other trade remedies, which could require us to set aside or pay a substantial amount of cash and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; any labor disputes; changes in political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold; physical and financial risks associated with climate change; any additional environmental or health and safety liabilities; disruptions to our supply chain, operations or the delivery of our products; losses that are not covered by insurance; the actions of holders of a significant percentage of our common stock; extreme weather conditions or natural or man-made disasters; cyber security risks; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2015.

All forward-looking statements in this press release are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada and the United States. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com